AMENDMENT NO. 6
To
AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

THIS AMENDMENT No. 6 TO THE AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT (“Amendment”), is dated as of July 1, 2017, by and between ULTRA SERIES FUND (“TRUST”) a Massachusetts business trust, MDF Distributor, LLC (formerly Mosaic Funds Distributor, LLC) (“DISTRIBUTOR”), a Wisconsin limited liability company, and CMFG Life Insurance Company (formerly CUNA MUTUAL INSURANCE SOCIETY) (“LIFE COMPANY”), a life insurance company organized under the laws of the State of Iowa.

WHEREAS, Trust, Distributor and Life Company are parties to that certain Amended and Restated Fund Participation Agreement dated as of June 30, 2009, as amended (“Agreement”);

WHEREAS, since the Effective Date of the Agreement the available Portfolios, markets and competitive environment have changed;

WHEREAS, the purpose of this Amendment is to account for such changes.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:

1. Appendix A. Appendix A to the Agreement is amended and restated to reflect the available Portfolios and classes; and

2. Appendix D. Appendix D to the Agreement is amended and restated to reflect the compensation and fees; and

3. No Other Changes. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment to the Amended and Restated Fund Participation Agreement as of the date and year first above written.

MFD DISTRIBUTOR, LLC By: /s/ Holly Baggot Name: Holly Baggot Title: Vice President	ULTRA SERIES FUND By: /s/ Katherine L. Frank Name: Katherine L. Frank Title: President
CMFG Life Insurance Company By: /s/ Paul Chong Name: Paul Chong____ Title: SVP,CMRS____

Appendix A
Portfolios

Conservative Allocation Fund (Class I and Class II)
Moderate Allocation Fund (Class I and Class II)
Aggressive Allocation Fund (Class I and Class II)
Bond Fund (Class I and Class II)
High Income Fund (Class I and Class II)
Diversified Income Fund (Class I and Class II)
Large Cap Value Fund (Class I and Class II)
Large Cap Growth Fund (Class I and Class II)
Mid Cap Fund (Class I and Class II)
International Stock Fund (Class I and Class II)

Appendix D
Compensation and Fees

Payments to Life Company, if any, under the Agreement will be calculated and paid by the Distributor or its affiliate or agent as provided below.

Fees must be broken out separately to show fees paid pursuant to a distribution plan adopted by the Funds’ board of trustees for certain classes of Shares pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”), and revenue sharing fees, if any, to be paid to Life Company. Unless otherwise specified, all fees in the table below represent revenue sharing fees.

Beginning January 1, 2018 Distributor shall pay (or shall cause to be paid) to Life Company the following fees per annum, calculated monthly based on the average daily net asset value of shares of each class of each Fund held on behalf of the Plans. (Prior to January 1, 2018, the fees shall be unchanged and paid according to Amendment No. 5 between the Parties.) Fees shall be paid quarterly in arrears within 30 days after the end of the quarter by wire transfer or check to Life Company. Distributor shall keep adequate and accurate records with respect to the calculation and payment of the fees hereunder. Such records shall be provided to Life Company upon request for purposes of auditing and reconciliation of payment amounts.

Class I and II Shares	Fees
Conservative Allocation Fund	0.06%
Moderate Allocation Fund	0.06%
Aggressive Allocation Fund	0.06%
Bond Fund	0.11%
High Income Fund	0.11%
Diversified Income Fund	0.22%
Large Cap Value Fund	0.22%
Large Cap Growth Fund	0.22%
Mid Cap Fund	0.22%
International Stock Fund	0.22%

Class II Shares Only	Fees[1]
All Funds offering Class II shares	0.25%

1The total fee due shall be derived from the 12b-1 fee applicable to the Class II shares of the Funds. Life Company understands and agrees that the payment of any 12b-1 Fees is subject to the limitations contained in the applicable Distribution and Service Plans (i.e. Rule 12b-1) for each class of each Fund’s Shares, which may be changed or discontinued at any time. Life Company understands that it has no right to receive payment of 12b-1 Fee unless the applicable Fund pays such a fee to MFD pursuant to the applicable plan. To the extent the 12b-1 Plan is amended, this Agreement shall be automatically amended to the extent necessary to comply with the new terms of the 12b-1 Plan.

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